Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

18 August 2026

Matter No.1019471 /114032653

852 2842 9530

Richard.Hall@conyers.com

SKK Holdings Limited

27 First Lok Yang Road

Singapore 629735

Dear Sir/ Madam,

Re: SKK Holdings Limited (the “Company”)

We have acted as special legal counsel in the Cayman Islands to the Company in connection with registered direct offering by the Company of 770,000 class A ordinary shares (the “New Shares”) of the Company of a nominal or par value of US$0.0025 each (the “Class A Ordinary Shares”), subject to and in accordance with the terms and conditions of the sale and purchase agreement to be made between the Company and each of the purchasers of New Shares set out therein.

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following document:

1.1.	a copy of the registration statement on form F-3 (File No.: 333-295547) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) and declared effective on 15 May 2026;

1.2.	a copy of the prospectus supplement (the “Prospectus Supplement”) to be filed with the Commission on or about the date hereof; and

1.3.	a form of the sale and purchase agreement to be made between the Company and each of the purchasers of New Shares set out therein (the “Sales Agreement”).

The document listed in items 1.1 to 1.3 above are herein sometimes referred to as the “Documents” (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

Partners: Piers J. Alexander, Crystal C. Au-Yeung, Christopher W. H. Bickley, Beverly Y. Cheung, Anna W. T. Chong, Angie Y. Y. Chu, Alexander T. Doyle, Vivien C. S. Fung, Richard J. Hall, Norman Hau, Wynne Lau, Ryan A. McConvey, Wesley D. O’Brien, Teresa F. Tsai, Flora K. Y. Wong

Consultant: David M. Lamb

BERMUDA | BRITISH VIRGIN ISLANDS | CAYMAN ISLANDS

We have also reviewed copies of:

1.4.	a copy of the Memorandum and Articles of Association of the Company, each certified by the secretary of the Company on 13 August 2026;

1.5.	resolutions in writing signed by all the directors of the Company and dated 12 August 2026 (the “Resolutions”);

1.6.	a copy of the register of members of the Company provided to us on 12 August 2026;

1.7.	a certificate of good standing issued by the Registry of Companies of the Cayman Islands and dated 11 August 2026 (the “Certificate Date”); and

1.8.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the capacity, power and authority of each of the parties to the Sales Agreement, other than the Company, to enter into and perform its respective obligations under the Sales Agreement;

2.4.	the due execution and delivery of the Sales Agreement by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby;

2.5.	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus Supplement and other documents reviewed by us;

2.6.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.7.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.8.	that on the date of allotment (where applicable) and issuance of any Class A Ordinary Shares the Company is, and after any such allotment and issuance the Company is and will be able to, pay its debts;

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2.9.	that neither the Company nor any of its shareholders is a sovereign entity of any state and none of them is a subsidiary direct or indirect of any sovereign entity or state;

2.10.	that the Company will issue the Class A Ordinary Shares in furtherance of its objects as set out in its memorandum of association;

2.11.	that the memorandum and articles of association of the Company will not be amended in any manner that would affect the opinions expressed herein;

2.12.	that the Company will have sufficient authorised shares available to issue under its memorandum of association to effect the issue of any Class A Ordinary Shares at the time of issuance;

2.13.	the Company has not taken any action to appoint a restructuring officer;

2.14.	the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Sales Agreement which is expressed to be governed by such Foreign Laws in accordance with its terms;

2.15.	that no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Class A Ordinary Shares;

2.16.	that the issuance and sale of and payment for the Class A Ordinary Shares will be in accordance with the Sales Agreement duly approved by the board of directors of the Company, the Registration Statement and the Prospectus Supplement;

2.17.	that there is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement, the Prospectus Supplement and the Sales Agreement;

2.18.	that, upon the issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

2.19.	the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus Supplement, and that the Registration Statement and the Prospectus Supplement will be duly filed with and/or declared effective by the Commission.

3.	QUALIFICATIONS

3.1.	The obligations of the Company under in connection with any offer, issuance and sale of any Class A Ordinary Shares:

(a)	will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, merger, consolidation, moratorium, bribery, corruption, money laundering, terrorist financing, proliferation financing or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors as well as applicable international sanctions;

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(b)	will be subject to statutory limitation of the time within which proceedings may be brought;

(c)	will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available;

(d)	may not be given effect to by a Cayman Islands court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty;

(e)	in the case of the Sales Agreement, may be subject to the Common Law rules that damages against the Company are only available where the purchaser of such Class A Ordinary Shares rescinds such agreement; and

(f)	may not be given effect by a Cayman Islands court to the extent that they are to be performed in a jurisdiction outside the Cayman Islands and such performance would be illegal under the laws of that jurisdiction. Notwithstanding any contractual submission to the exclusive or non-exclusive jurisdiction of specific courts, a Cayman Islands court has inherent discretion to stay or allow proceedings in the Cayman Islands against the Company under the Documents if there are other proceedings in respect of the Documents simultaneously underway against the Company in another jurisdiction.

3.2.	We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

3.3.	We express no opinion with respect to the issuance of Class A Ordinary Shares pursuant to any provision of the Documents that purports to obligate the Company to issue Class A Ordinary Shares following the commencement of a winding up or liquidation.

3.4.	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Prospectus Supplement and the issuance of the Class A Ordinary Shares by the Company under the Sales Agreement and is not to be relied upon in respect of any other matter.

4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	The Class A Ordinary Shares, when issued and paid for in accordance with the Sales Agreement, will be validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Legal Matters” and “Service of Process and Enforcement of Civil Liabilities” in the Prospectus Supplement forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

Conyers Dill & Pearman

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